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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our Firm under the caption "Experts" in this Registration Statement (Form S-3) and the related Prospectus of Government Properties Income Trust for the registration of 9,950,000 of its common shares of beneficial interest to be sold by the selling shareholder named under the caption "Selling Shareholder" and to the incorporation by reference therein of: a) our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of Government Properties Income Trust, and the effectiveness of internal control over financial reporting of Government Properties Income Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission; b) our report dated October 15, 2012 with respect to the statement of revenues and certain operating expenses of the Federal Government Leased Portfolio for the year ended December 31, 2011 included in Government Properties Income Trust's Current Report on Form 8-K dated October 15, 2012, filed with the Securities and Exchange Commission; and c) our report dated October 15, 2012 with respect to the statement of revenues and certain operating expenses of the Boise Portfolio for the year ended December 31, 2011 included in Government Properties Income Trust's Current Report on Form 8-K dated October 15, 2012, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
March 11, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm